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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholder
Revlon Consumer Products Corporation:

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-4 (No. 333-83350) of Revlon Consumer Products Corporation of our report dated February 25, 2002, relating to the consolidated balance sheets of Revlon Consumer Products Corporation and its subsidiaries as of December 31, 2001 and 2000, and the related statements of operations, stockholder's deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Revlon Consumer Products Corporation.

We also consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-4 (No. 333-83350) of Revlon Consumer Products Corporation of our report dated February 25, 2002, relating to the consolidated balance sheets of Revlon, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related statements of operations, stockholders' deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Revlon, Inc.

We also consent to the reference to our firm under the heading "Independent Accountants" in the prospectus.


/s/ KPMG LLP


New York, New York
April 17, 2002